Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 21, 2022
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2022, consolidated net income was $4,258,000, or $0.52 per diluted share (EPS), as compared to $2,369,000, or $0.29 EPS, for the prior quarter and $3,960,000, or $0.48 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2022 was $6,627,000, or $0.81 EPS, compared to $8,316,000 or $1.02 EPS for the same period of 2021. The increase in second quarter net income compared to the prior quarters was due to an increase in net interest income driven by strong growth in our loan and investment portfolios, combined with higher yields on earning assets. The decrease in year-to-date results is attributable to a reduction in Paycheck Protection Program (“PPP”) loan interest and fee income from $4,793,000 in 2021 to $749,000 in 2022.

Net interest income for the three months ended June 30, 2022 was $13,233,000, compared to $10,958,000 in the prior quarter, and $11,988,000 in the same period a year ago. The increase over the prior quarters is attributable to $48.9 million and $152.3 million in loan and investment portfolio growth, respectively, during the second quarter. Additionally, the recent FOMC rate hikes have increased yields on all earning assets, while cost of funds have remained at historic lows. These increases were offset in part by the decrease in PPP loan interest and fees, as outstanding balances have been paid down to $9.5 million as of June 30, 2022, a year-over-year reduction of $141.9 million due to SBA forgiveness payments.

Net interest margin for the three months ended June 30, 2022 was 2.98%, compared to 2.51% for the prior quarter and 3.09% for the same period last year. The interest margin expansion compared to the prior period was a result of deploying cash balances into higher yielding investments and loans, and the yield increase on all earning-assets as discussed above. Margin compression from the same period a year ago was attributable to the increase in low-yielding cash balances driven by deposit growth and PPP loan forgiveness payments, and lower PPP interest and fees.

“We were able to execute on our strategy of deploying excess cash into investments and loans at a time when the yield curve had steepened, providing a substantial boost to our net interest margin, the positive impact of which will not be fully recognized until the third quarter. Cash balances still remain relatively high as we continue to seek similar investment opportunities,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,371,000 for the quarter ended June 30, 2022, compared to $1,168,000 for the prior quarter and $1,405,000 for the same period last year. The increase in the second quarter compared to the prior period was mainly due to increases in investment advisory fees and service charges on deposit accounts. The slight decrease from the same period a year ago was due to fair value changes on one equity security.

Non-interest expense totaled $9,205,000 for the quarter ended June 30, 2022, compared to $9,122,000 in the prior quarter and $8,215,000 in the same quarter a year ago. The second quarter increase compared to prior periods is mainly due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios. The increase compared to the same period a year ago also includes a decrease in deferred costs associated with funded PPP loans, which are recorded against salary expense.

Total assets were $1.99 billion at June 30, 2022, an increase of $45.2 million and $226.7 million over March 31, 2022 and June 30, 2021, respectively. Gross loans were $907.6 million at June 30, 2022, an increase of $48.9 million over March 31, 2022 and a decrease of $36.3 million from June 30, 2021. Gross loans were impacted by PPP loan balance decreases of $8.2 million and $141.9 million, during the second quarter and trailing twelve months, respectively, due to SBA forgiveness payments. The Company’s total deposits were $1.85 billion as of June 30, 2022, an increase of $53.2 million and $238.0 million from March 31, 2022 and June 30, 2021, respectively.

“We are pleased to report another quarter of solid results. Through our relationship banking business model, we have been able to continue generating core loan growth,” stated Chris Courtney, CEO. As we stand on the verge of surpassing the $2.0 billion asset mark, we are reminded that our clients’ strength and sustainability are the ultimate keys to our success,” Courtney concluded.

Non-performing assets (“NPA”) remained at zero as of June 30, 2022 and throughout 2022, as compared to $362,000 or 0.02% of total assets at June 30, 2021. The decrease compared to the same period a year ago was due to the full payment of one non-accrual loan.

The allowance for loan losses to gross loans decreased to 1.19% at June 30, 2022, compared to 1.25% at March 31, 2022 and 1.20% at June 30, 2021 due to the increase in outstanding loans, excluding PPP, which do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company did not record a provision for loan losses during the second or first quarter of 2022 as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their July 19, 2022, meeting declared the payment of a cash dividend of $0.15 per share of common stock to its shareholders of record at the close of business on August 1, 2022. The payment date will be August 12, 2022 and will amount to approximately $1,238,000. This is the second dividend payment made by the Company in 2022.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company received regulatory approval to open a new office in Roseville, which is currently operating as a Loan Production Office and is expected to open as a full-service branch in the second half of the year.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2022	2022	2021	2021	2021

Net interest income	$13,233	$10,958	$11,309	$13,296	$11,988
(Reversal of) provision for loan losses	-	-	(635)	-	-
Non-interest income	1,371	1,168	1,542	1,303	1,405
Non-interest expense	9,205	9,122	8,877	8,407	8,215
Net income before income taxes	5,399	3,004	4,609	6,192	5,178
Provision for income taxes	1,141	635	1,143	1,638	1,218
Net income	$4,258	$2,369	$3,466	$4,554	$3,960

Earnings per common share - basic	$0.52	$0.29	$0.43	$0.56	$0.49
Earnings per common share - diluted	$0.52	$0.29	$0.42	$0.56	$0.48
Dividends paid per common share	$-	$0.150	$-	$0.145	$-
Return on average common equity	13.40%	6.84%	9.75%	13.01%	11.77%
Return on average assets	0.88%	0.50%	0.72%	1.00%	0.93%
Net interest margin (1)	2.98%	2.51%	2.55%	3.17%	3.09%
Efficiency ratio (2)	59.68%	71.70%	67.45%	55.94%	59.55%

Capital - Period End
Book value per common share	$14.38	$15.95	$17.31	$16.97	$16.60

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.02%
Loan loss reserve/ gross loans	1.19%	1.25%	1.25%	1.30%	1.20%

Period End Balance Sheet
($ in thousands)
Total assets	$1,991,235	$1,946,019	$1,964,478	$1,856,759	$1,764,464
Gross loans	907,627	858,763	860,037	872,110	943,894
Nonperforming assets	-	-	-	-	362
Allowance for loan losses	10,785	10,762	10,738	11,351	11,327
Deposits	1,852,502	1,799,305	1,806,966	1,701,180	1,614,480
Common equity	118,698	131,649	142,612	139,788	136,620

Non-Financial Data
Full-time equivalent staff	209	206	205	196	188
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,254,574	8,255,601	8,239,099	8,239,099	8,231,983
Period average - basic	8,170,291	8,157,987	8,151,250	8,148,277	8,145,538
Period average - diluted	8,201,367	8,197,275	8,188,003	8,182,780	8,177,714

Market Ratios
Stock Price	$17.20	$18.45	$17.40	$17.54	$18.17
Price/Earnings	8.23	15.67	10.31	7.91	9.32
Price/Book	1.20	1.16	1.01	1.03	1.09

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	SIX MONTHS ENDED JUNE 30,
Profitability	2022	2021
($ in thousands, except per share)
Net interest income	$24,191	$24,230
Provision for loan losses	-	-
Non-interest income	2,539	2,580
Non-interest expense	18,327	15,935
Net income before income taxes	8,403	10,875
Provision for income taxes	1,776	2,559
Net income	$6,627	$8,316

Earnings per share - basic	$0.81	$1.02
Earnings per share - diluted	$0.81	$1.02
Dividends paid per share	$0.150	$0.145
Return on average equity	9.98%	12.59%
Return on average assets	0.69%	1.02%
Net interest margin (1)	2.75%	3.26%
Efficiency ratio (2)	65.12%	57.51%

Capital - Period End
Book value per share	$14.38	$16.60

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.02%
Loan loss reserve/ gross loans	1.19%	1.20%

Period End Balance Sheet
($ in thousands)
Total assets	$1,991,235	$1,764,464
Gross loans	907,627	943,894
Nonperforming assets	-	362
Allowance for loan losses	10,785	11,327
Deposits	1,852,502	1,614,480
Stockholders' equity	118,698	136,620

Non-Financial Data
Full-time equivalent staff	209	188
Number of banking offices	17	17

Common Shares outstanding
Period end	8,254,574	8,231,983
Period average - basic	8,164,173	8,140,214
Period average - diluted	8,199,333	8,172,153

Market Ratios
Stock Price	$17.20	$18.17
Price/Earnings	10.51	8.82
Price/Book	1.20	1.09

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.